EXHIBIT 99.1

For Immediate Release
Media Relations Contact Randy Hargrove 800-331-0085	Investor Relations Contact Carol Schumacher 479-277-1498

Walmart Board of Directors Adds
Former American Airlines Chairman and CEO Tom Horton

BENTONVILLE, Ark., Nov. 24, 2014 -- Wal-Mart Stores, Inc. (NYSE: WMT) today announced that its Board of Directors has appointed Tom Horton, former chairman and CEO of American Airlines, as a new member of the company’s Board, effective Nov. 21. Horton became the 16th member of the Board and will also serve as a member of the company’s Audit Committee.

"Tom’s management and business experience and, in particular, his roles in operational and financial management at American Airlines will bring valuable insights to the Board," said Walmart Chairman Rob Walton. "His broad leadership roles combined with his global insights and understanding of the corporate issues a multinational company manages will benefit the Board, our management team and our shareholders."

"I’ve long admired Walmart’s values and its successful record of improving people’s lives around the world," said Horton. "Walmart has a strong leadership team backed by a solid business plan and is building new and innovative ways to serve customers. I look forward to working with my new colleagues on the Board."

Horton, 53, has more than 30 years of business and finance experience. He joined American Airlines in 1985 from international accounting partnership firm Peat Marwick & Company, now KPMG, and continued with American until 2002, rising to the role of Senior Vice President, Finance and CFO. He left American in 2002 for AT&T, where he served as CFO and later was appointed Vice Chairman. In 2005, Horton led the evaluation of strategic alternatives that ultimately led to the combination with SBC Communications, which formed the new AT&T.

In March 2006, Horton returned to American as Executive Vice President of Finance and Planning. He was named President in 2010 and Chairman and CEO in 2011, where he led American through a successful restructuring and turnaround which culminated in the merger with US Airways, creating the world's largest airline. He stepped down as President and CEO of American in December 2013 and remained non-executive Chairman of the board until June 2014.

Horton holds a Master of Business Administration degree from the Cox School of Business at Southern Methodist University (SMU) and a Bachelor of Business Administration degree, magna cum laude, from Baylor University. He serves on the Board of Directors of Qualcomm, Inc., a leading developer and innovator of advanced wireless technologies. He also serves on the Executive Board of the Cox School of Business at SMU.

About Walmart
Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better -- anytime and anywhere -- in retail stores, online, and through their mobile devices. Each week, more than 250 million customers and members visit our 11,156 stores under 71 banners in 27 countries and e-commerce websites in 11 countries. With fiscal year 2014 sales of over $473 billion, Walmart employs approximately 2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.
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